Astea Reports First Quarter 2014 Results

HORSHAM, Pa., May 15, 2014 /PRNewswire/ --Astea International Inc. (NASDAQ:ATEA), a global provider of service management and mobile workforce solutions, today announced financial results for the quarter ended March 31, 2014.

For the quarter ended March 31, 2014, Astea reported revenues of $4.8 million compared to revenues of $4.7 million for the same period in 2013. Net loss for the first quarter was $1.3 million or ($0.37) per share, compared to a net loss of $1.1 million or ($0.31) per share for the same period in 2013. Software license revenues were $0.5 million, equal to the same period in 2013. Service and maintenance revenues were $4.3 million compared to revenues of $4.2 million for the same period in 2013.

"We are definitely seeing more large, global organizations evaluating vendors based on breadth and depth of their offering, global footprint, domain expertise, and ability to help customers implement best practices, in our pipeline. We strongly believe that we are uniquely qualified to meet the mission-critical service transformation challenges and evolving needs of these global organizations," stated Zack Bergreen, CEO of Astea International. "Nevertheless, we are disappointed with our quarterly results. Several factors have contributed to this shortfall. One, while we are seeing this consistent increase in the number of larger engagements, they are typically accompanied with extended sales cycles. The second factor is the short term negative financial impact we experience due to the fact that some of our customers are deploying on the software-as-a-service (SaaS), cloud model as opposed to the formerly traditional perpetual, on-premise license model. For these deployments, while we have many of our consultants and other professional services staff working on these projects, and our customers are being billed and paying on a monthly basis, the revenue from these activities is deferred until each of the customers go live, and even at that point revenue will be recognized ratably over the remaining term of the agreement."

Mr. Bergreen further stated, "The ongoing adoption rate of our cloud offerings remains positive, with the number of users increasing by 125% compared to last quarter. Monthly contracted recurring revenue increased 18% from last quarter. Even with the significant interest in our cloud solution, we still see strong demand for our on-premise delivery model from both new prospects and existing customers. We believe our ability to offer our solution in either model is a key differentiator, as is our ability to work well regardless of the particular ERP and/or CRM solutions that our customers have in place."

Outlook
Mr. Bergreen concluded, "I'm very excited about our market, and the increased demand for service management and mobile workforce solutions. Our product leadership, compelling value proposition, definitive differentiation, and growing partner ecosystem reinforce our strong standing. We had many customers successfully go live this quarter with a combination of both new implementations as well as upgrades to existing deployments. Additionally, many customers who are in the process of implementing Astea software are expected to generate significant additional license sales after they go live. It is this visibility that allows us to look for continued progress as we move forward through 2014."

Astea will host a conference call that will be broadcast live over the Internet on May 15, 2014 at 4:30pm ET to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-895-0198. For calls from outside North America, please dial 1-785-424-1053. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2014 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Investor Relations: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com